EXHIBIT 18

June 27, 2018

The Board of Directors of Patterson Companies, Inc.
Patterson Companies, Inc.
1031 Mendota Heights Rd
St Paul, MN 55120

Ladies and Gentlemen:

Note 1 of the Notes to Consolidated Financial Statements of Patterson Companies, Inc. (the “Company”) included in its Form 10-K for the year ended April 28, 2018, describes a change in the method of accounting for certain inventories from a last-in, first-out (LIFO) dollar value double extension costing method that determines current cost by extending ending inventory quantities at both base year cost and current year cost to a LIFO dollar value link chain costing method that determines current cost by pricing ending inventory quantities at prior year and current year cost. There are no authoritative criteria for determining a ‘preferable’ LIFO costing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,
/s/ Ernst & Young LLP
Minneapolis, MN